Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”), dated as of September 3, 2008, is made and entered into by and between RadNet, Inc., a New York corporation (the “Company”) and RadNet, Inc., a Delaware corporation and wholly owned subsidiary of the Company (the “Subsidiary”).

RECITALS

WHEREAS, the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York with authorized capital stock consisting of 200,000,000 shares of common stock, $0.0001 par value per share (“New York Common Stock”), and 30,000,000 shares of Preferred Stock, par value $0.0001 per share;

WHEREAS, the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with authorized capital stock consisting of 200,000,000 shares of common stock, $0.0001 par value per share (“Delaware Common Stock”), and 30,000,000 shares of Preferred Stock, par value $0.0001 per share;

WHEREAS, the Board of Directors of the Company has determined that, for purposes of effecting the reincorporation of the Company in the State of Delaware, it is advisable and in the best interests of the Company and the holders of shares of the New York Common Stock (the “Company Shareholders”) for the Company to merge with and into the Subsidiary upon the terms and conditions set forth herein;

WHEREAS, the respective Boards of Directors of the Company and the Subsidiary have authorized and approved the merger of the Company with and into the Subsidiary (the “Merger”) subject to and upon the terms and conditions of this Merger Agreement, and have approved the terms of this Merger Agreement and directed that it be executed by the undersigned officers and submitted to the Company Shareholders and the stockholder of the Subsidiary for their approval; and

WHEREAS, it is the intention of the Company and the Subsidiary that the merger be a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, for and in consideration of the mutual premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE MERGER

SECTION 1.1    Merger of the Company into Subsidiary.  At the Effective Time (as defined in Section 2.1), the Company shall merge with and into the Subsidiary in accordance with the New York Business Corporation Law (the “New York Law”) and the General Corporation Law of the State of Delaware (the “Delaware Law”).  The separate existence of the Company shall thereupon cease and the Subsidiary shall be the surviving corporation (hereinafter referred to as the “Surviving Corporation”) and shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Company and the Subsidiary (together referred to as the “Constituent Corporations”); and all the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations, on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they had been of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise, under the laws of the State of Delaware, in either of such Constituent Corporations shall not revert or be in any way impaired by reason of the Delaware Law; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall thereafter attach to the Surviving Corporation and may be enforced against it to the same extent as if those debts, liabilities and duties had been incurred or contracted by it.  All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of the Company, the Company Shareholders, the Board of Directors of the Company and committees thereof, and the officers and agents thereof, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to the Company.  The employees and agents of the Company shall become the employees and agents of the Subsidiary and continue to be entitled to the same rights and benefits which they enjoyed as employees and agents of the Company.  The requirements of any plans or agreements of the Company involving the issuance or purchase by the Company of certain shares of its capital stock shall be satisfied by the issuance or purchase of a like number of shares of the Surviving Corporation.  The subsidiaries of the Company shall become the subsidiaries of the Surviving Corporation.

ARTICLE II
EFFECTIVE TIME; EFFECT OF MERGER

SECTION 2.1    Effective Time.  The Merger shall become effective on the date the Certificate of Merger is filed with the Department of State of the State of New York, or the date a Certificate of Ownership and Merger is filed with the Secretary of State of the State of Delaware, whichever filing occurs last (the “Effective Time”).

SECTION 2.2    Effects of the Merger.  At the Effective Time, the Merger shall have the effects specified in the New York Law, the Delaware Law and this Merger Agreement.

SECTION 2.3    Certificate of Incorporation and Bylaws.  At the Effective Time, the Certificate of Incorporation and the Bylaws of Subsidiary, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation.

SECTION 2.4    Directors and Officers.  At the Effective Time, the directors and officers of the Company in office at the Effective Time shall retain their positions as the directors and officers, respectively, of the Surviving Corporation, each of such directors and officers to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation and the Delaware Law, until his or her successor is duly elected or appointed and shall qualify, or until his or her earlier death, resignation or removal.

SECTION 2.5    Name of Surviving Corporation.  At the Effective Time, “RadNet, Inc.”, the name set forth in Paragraph First of the Subsidiary’s Certificate of Incorporation, shall be the name of the Surviving Corporation.

ARTICLE III
CONVERSION AND EXCHANGE OF STOCK

SECTION 3.1    Conversion.

(a)           Shares.  At the Effective Time, each share of New York Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the merger and without any action on the part of the holder thereof, be converted into and become one share of Delaware Common Stock.

(b)           Cancellation.  At the Effective Time, each share of the Delaware Common Stock issued and outstanding immediately prior to the Effective Time and held by the Company shall be canceled without any consideration being issued or paid therefor.

(c)           Equity Plans.  Upon the Effective Time, the Surviving Corporation shall assume and continue any and all stock option, stock incentive and other equity-based award plans heretofore adopted by the Company (individually, an “Equity Plan” and collectively, the “Equity Plans”), and shall reserve for issuance under each Equity Plan a number of shares of Delaware Common Stock equal to the number of shares of stock so reserved by the Company immediately prior to the Effective Time.  Each unexercised option or other right to purchase New York Common Stock granted under and by virtue of any such Equity Plan which is outstanding immediately prior to the Effective Time shall, upon the Effective Time, become an option or right to purchase Delaware Common Stock on the basis of one share of Delaware Common Stock for each share of New York Common Stock issuable pursuant to any such option or stock purchase right, and otherwise on the same terms and conditions and at an exercise or conversion price per share equal to the exercise or conversion price per share applicable to the Company option or stock purchase right.  Each equity-based award relating to New York Common Stock granted or awarded under any of the Equity Plans which is outstanding immediately prior to the Effective Time shall, upon the Effective Time, become an award relating to Delaware Common Stock on the basis of one share of Delaware Common Stock for each share of New York Common Stock to which such award relates and otherwise on the same terms and conditions applicable to such award immediately prior to the Effective Time.

SECTION 3.2    Exchange of Certificates.  At the Effective Time, stock certificates representing New York Common Stock will automatically represent an equal number of shares of Delaware Common Stock.  At any time after the Effective Time, the holders of Delaware Common Stock represented by certificates issued prior to the Effective Time, will be entitled, upon request, and surrender of such certificates, to the Surviving Corporation, to receive in exchange therefor a new stock certificate evidencing ownership of the same number of shares of Delaware Common Stock.  If any new certificate is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate or other writing so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Surviving Corporation or its transfer agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Delaware Common Stock in any name other than that of the registered holder of the certificate surrendered, or otherwise required, or shall establish to the satisfaction of the transfer agent that such tax has been paid or is not payable.

ARTICLE IV
MISCELLANEOUS

SECTION 4.1    Amendment.  This Merger Agreement may be amended, modified or supplemented, in whole or in part, at any time prior to the Effective Time with the mutual consent of the respective Boards of Directors of the Company and the Subsidiary to the full extent permitted under applicable law.

SECTION 4.2    Notices.  All communication hereunder shall be in writing and, sent by mail, or by facsimile as set forth below:

If to the Company:

RadNet, Inc.
1510 Cotner Avenue
Los Angeles, CA  90025
Attention: Jeffery L. Linden, Esq.

If to the Subsidiary:

RadNet, Inc.
1510 Cotner Avenue
Los Angeles, CA  90025
Attention: Jeffery L. Linden, Esq.

SECTION 4.3    Abandonment; Postponement.  At any time prior to the Effective Time, this Merger Agreement may be terminated and the Merger may be abandoned by the respective Boards of Directors of the Company or the Subsidiary, or the consummation of the Merger may be postponed for a reasonable period of time, without any action of the Company Shareholders or stockholders of the Subsidiary, notwithstanding the approval of this Merger Agreement by the Company Shareholders or Board of Directors of either the Company or the Subsidiary.

SECTION 4.4     Further Assurances.  If at any time after the Effective Time of the Merger, the Surviving Corporation shall consider that any assignments, transfers, deeds or other assurances in law are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to any property or rights of the Company, the Company and its directors and officers holding office at the Effective Time shall execute and deliver such documents and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation, and the officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.

SECTION 4.5    Counterparts.  This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.  In the event that any signature is delivered by facsimile or other means of electronic image transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronically transmitted signature page were an original thereof.

SECTION 4.6    Governing Law.  This Merger Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws of such state.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties to this Merger Agreement have executed this Merger Agreement on and as of the day first written above.

RADNET, INC., a New York corporation

By: /s/ Howard G. Berger, M.D.
Name: Howard G. Berger, M.D.
Title: President and Chief Executive Officer

RADNET, INC., a Delaware corporation

By: /s/ Howard G. Berger. M.D.
Name: Howard G. Berger, M.D.
Title: President and Chief Executive Officer

[Signature Page to Reincorporation Merger Agreement]